Exhibit 2.4

Execution Version

SECOND AMENDMENT AND WAIVER

This Second Amendment and Waiver (this “Amendment”) under the Agreement and Plan of Merger, dated as of May 25, 2021 (as amended, the “Merger Agreement”), by and among Foresight Acquisition Corp. (“Foresight”), FAC Merger Sub LLC (“Merger Sub”) and P3 Health Group Holdings, LLC (the “Company”) is effective as of December 3, 2021. Foresight, Merger Sub, and the Company are collectively referred to herein as the “Parties”. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, pursuant to Section 8.04 of the Merger Agreement, at any time prior to the P3 Effective Time, the Parties may amend the Merger Agreement pursuant to an instrument in writing signed by each of the Parties;

WHEREAS, pursuant to Section 8.05 of the Merger Agreement, at any time prior to the P3 Effective Time, the Parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts required under the Merger Agreement and waive compliance with any of the agreements or conditions for the benefit of the Parties;

1.	Audited Financials Delivery Date

WHEREAS, pursuant to Section 8.01(g) of the Merger Agreement, if the Company does not deliver the PCAOB Audited Financials on or before August 25, 2021, Foresight will (subject to the satisfaction of other criteria) have the right to terminate the Merger Agreement;

WHEREAS, the Company has delivered the PCAOB Audited Financials on or before October 6, 2021;

WHEREAS, the Parties intend to acknowledge the sufficiency of the delivery by the Company of the PCAOB Audited Financials and to waive Foresight’s right (if any) to terminate the Merger Agreement pursuant to Section 8.01(g) of the Merger Agreement;

2.	Shares Reserved for Issuance Under the New Stock Incentive Plan

WHEREAS, pursuant to Merger Agreement and the definition of New Stock Incentive Plan contained therein, the Parties had agreed that Foresight would adopt an omnibus stock incentive plan (in form and substance reasonably acceptable to Foresight and the Company) that would reserve for issuance approximately fifteen percent (15%) of the total outstanding shares of Foresight Common stock (on a fully-diluted basis) immediately after the P3 Effective Time, or such greater amount as otherwise mutually determined by the Company and Foresight based on the advice of an independent third-party compensation consultant;

WHEREAS, the Parties wish to clarify their mutual and final determination that only approximately six percent (6%) of the total outstanding shares of Foresight Common stock (on a fully-diluted basis) immediately after the P3 Effective Time shall be reserved for issuance under the New Stock Incentive Plan and amend the Merger Agreement to reflect such clarification;

3.	Amended and Restated Certificate of Incorporation of Foresight

WHEREAS, pursuant to Section 1.01(b) of the Merger Agreement Foresight has agreed to amend and restate the Foresight Certificate of Incorporation substantially in the form attached to the Merger Agreement as Exhibit A thereto;

WHEREAS, the Parties wish to amend the form attached as Exhibit A to the Merger Agreement to account for an increased number of authorized shares of Class V Common Stock;

4.	Amended and Restated Bylaws of Foresight

WHEREAS, pursuant to Section 1.01(b) of the Merger Agreement Foresight has agreed to amend and restate the Bylaws of Foresight substantially in the form attached to the Merger Agreement as Exhibit B thereto;

WHEREAS, the Parties wish to amend the form attached as Exhibit B to the Merger Agreement to provide for different indemnification provisions;

5.	Amended and Restated Limited Liability Company Agreement of Merger Sub

WHEREAS, pursuant to Section 1.05 of the Merger Agreement, Merger Sub and Foresight have agreed to amend and restate the limited liability company agreement of Merger Sub in the form attached to the Merger Agreement as Exhibit D thereto;

WHEREAS, the Parties wish to amend the form attached as Exhibit D to the Merger Agreement;

6.	Warrant Exchange Offer/Solicitation

WHEREAS, pursuant to Section 6.01(e) of the Merger Agreement, Foresight has agreed to take certain actions for the purpose of (i) offering to exchange all of the outstanding Foresight Warrants for Foresight Common Stock or cash, and/or (ii) soliciting proxies or consents to amend the Foresight Warrant Agreement and Foresight Warrants, on a basis to be mutually determined by Foresight and the Company;

WHEREAS, the Parties wish to clarify their mutual and final determination to not make any offer or solicitation in respect of the Foresight Warrant Agreement and/or the Foresight Warrants under the Merger Agreement; and

WHEREAS, the Parties therefore intend to waive the obligations of Foresight under Section 6.01(e) of the Merger Agreement for all purposes under the Merger Agreement.

7.	Governmental Consents

WHEREAS, Section 7.01(d) of the Merger Agreement provides that obtaining all Approvals legally required to be obtained to consummate the Blocker Mergers, the Consolidation Mergers, the P3 Merger and the other Transactions, including the Approval listed on Section 3.05(c) of the Company Disclosure Schedule (such Approval listed on Section 3.05(c) of the Company Disclosure Schedule, the “Listed Approval”), is a closing condition for each of the Parties;

WHEREAS, the Parties wish to clarify their mutual and final determination that the Specified Approval is not legally required to be obtained to consummate the Blocker Mergers, the Consolidation Mergers, the P3 Merger and the other Transactions;

WHEREAS, the Parties therefore intend to waive the obtaining of the Listed Approval as a closing condition as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.               Foresight hereby waives any right Foresight may have to terminate the Merger Agreement pursuant to Section 8.01(g) of the Merger Agreement.

2.               The Parties hereby amend the definition of New Stock Incentive Plan by replacing any the phrase “fifteen percent (15%)” with the phrase “six percent (6%)”.

3.               The Parties hereby amend Exhibit A to the Merger Agreement by replacing it in its entirety with the form attached hereto as Annex 1.

4.               The Parties hereby amend Exhibit B to the Merger Agreement by replacing it in its entirety with the form attached hereto as Annex 2.

5.               The Parties hereby amend Exhibit D to the Merger Agreement by replacing it in its entirety with the form attached hereto as Annex 3.

6.               The Parties hereby waive the performance by Foresight of any of its obligations under Section 6.01(e) of the Merger Agreement for all purposes under the Merger Agreement.

7.               The Parties hereby waive the condition that the Listed Approval be obtained on the condition that P3 Health Partners-Florida, LLC, (“Licensee”) file a pre-closing notice with the Florida Agency for Health Care Administration, Health Care Clinic Unit, (“AHCA”), regarding License No. HCC12224, advising AHCA (i) of the upcoming merger of the Company, the 100% owner of Licensee (“Controlling Interest”), with and into Merger Sub, which is expected to occur on or about November 19, 2021, (ii) that the entity surviving such merger will retain the same tax identification number of the current Controlling Interest of Licensee and (iii) of any expected changes to the board of directors (or equivalent governing body) or officers of Licensee.

8.               Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

9.               This Amendment and the Merger Agreement (and the exhibits and schedules thereto) constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

10.             The terms and provisions of Sections 8.04, 9.02, 9.04, 9.06, 9.07, 9.08, 9.09 and 9.10 of the Merger Agreement are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Amendment.

(Signature Page Follows)

In Witness Whereof, Foresight, Merger Sub and the Company have caused this Amendment to be signed, all as of the date first written above.

FORESIGHT:

FORESIGHT ACQUISITION CORP.

By:	/s/ Michael Balkin
Name:	Michael Balkin
Title:	Chief Executive Officer

[Signature Page to Second Amendment and Waiver]

In Witness Whereof, Foresight, Merger Sub and the Company have caused this Amendment to be signed, all as of the date first written above.

MERGER SUB:

FAC MERGER SUB LLC

By:	/s/ Michael Balkin
Name:	Michael Balkin
Title:	President

[Signature Page to Second Amendment and Waiver]

In Witness Whereof, Foresight, Merger Sub and the Company have caused this Amendment to be signed, all as of the date first written above.

COMPANY:

P3 HEALTH GROUP HOLDINGS, LLC

By:	/s/ Sherif Abdou
Name:	Sherif Abdou
Title:	Chief Executive Officer

[Signature Page to Second Amendment and Waiver]